Exhibit 10.1

SUPPLEMENTAL SALARY CONTINUATION AND NON-COMPETITION AGREEMENT AND RELEASE OF CLAIMS (“SUPPLEMENTAL AGREEMENT”)

Between

IEC ELECTRONICS CORP (“IEC” or “Company”)

And

JEFFERY T. SCHLARBAUM (“Executive”)

WHEREAS, Executive and IEC have entered into a Salary Continuation and Non-Competition Agreement dated and effective as of October 1, 2010 (the “Agreement”); and

WHEREAS, the parties wish to amend and supplement that agreement and to provide for the release of claims provided for in paragraph 2.3(ii) thereof; now, therefore

IT IS AGREED BY AND BETWEEN EXECUTIVE AND IEC AS FOLLOWS:

1.	Executive’s employment with IEC and his positions on all committees, boards, or with any affiliated entities, terminated on February 12, 2013, and all obligations of IEC to Executive cease as of that date, except as may be provided for in the Agreement, as modified by this Supplemental Agreement and release of claims. Executive was terminated without “Cause” as defined in the Agreement.

2.	Except as modified by this Supplemental Agreement, the parties restate and reaffirm their duties and obligations under the Agreement of October 1, 2010.

3.	IEC will pay premiums through February 28, 2014 for coverage of Executive under IEC’s health, dental and vision benefit plans (or if Executive is not eligible to participate in such plans, premiums for coverage if Executive elects to continue coverage under such plans under the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), in amounts limited to and equal to the portion of premiums IEC contributed while Executive was an employee and officer of IEC. The employee portion of the premiums for such insurance plans which Executive previously paid will be deducted from the salary continuation payments. After February 28, 2014, if Executive remains unemployed or is not self-employed, IEC will pay the full premiums for such coverage for a period of up to six (6) months. Executive may elect to continue coverage after he is no longer eligible to participate in IEC plans under the terms and conditions of COBRA. In the event that prior to either February 28, 2014 or during any extended period of coverage as provided above, Executive becomes employed or is self-employed, he shall give prompt notice of such employment or self-employment, and IEC’s contributions to premium payments will cease.

4.	Contemporaneously with this Agreement, IEC and Executive are entering into an Amendment to the Restricted Stock Award Agreement made between IEC and Executive dated November 6, 2009.

5.	IEC agrees that the non-competition provision of the Agreement (section 3.2) is hereby modified so as to permit Executive to be employed by any entity (including its parent, subsidiaries and affiliated companies) with gross annual revenues of less than One Hundred Million Dollars ($100,000,000), notwithstanding that such employment would have otherwise prohibited under the Agreement.

6.	Executive agrees that in addition to his obligations under the non-solicitation of employees provision of the Agreement (section 3.3), if any of the persons named in a Schedule initialed by the parties, or any persons employed as successors to these named individuals, become employed by an entity which employs Executive during the Restriction Period (as defined in the Agreement), for whatever reason and even if not caused by Executive, and even if employment of Executive would not be restricted under either the Agreement or Supplemental Agreement, it shall result in an immediate forfeiture of the stock provided for in paragraph 4 above. Executive shall not disclose or cause to be disclosed the named individuals or this basis for forfeiture without the express prior written permission of the Company. If Executive is notified by his employer during the restriction period that it is considering the hiring of one of the named individuals, he shall so notify the Company and it will grant Executive permission to advise the employer of the restriction. Executive may also notify his employer of the general nature of the restriction and request that he be advised if the employer is considering the hire of any IEC employee so that Executive may advise employer as to whether a named individual is involved.

7.	Regardless of whether or not Executive chooses to exercise his right of revocation prior to the effective date of this Supplemental Agreement and release of claims as described in Section 18 of this Supplemental Agreement, Executive will be entitled to receive: (i) all base salary accrued through February 12, 2013; (ii) payment for all incurred and unreimbursed business expenses in accordance with customary IEC policies, and (iii) all vested amounts in the IEC’s 401(k) savings plan as a roll-over to another tax-deferred account specified by Executive or otherwise permitted under the IEC’s plan. The foregoing shall be subject to deductions for such taxes and other amounts as are required under applicable law to be withheld.

8.	Release and Waiver of All Claims.

Executive, for himself and his agents, representatives, heirs, beneficiaries and assigns, to the greatest extent permitted by law, knowingly and voluntarily releases and forever discharges IEC and its directors, officers, agents, employees and representatives, from any and all claims, demands, rights, actions or causes of action, liabilities, damages, costs, expenses, losses, obligations, indemnities, judgments, suits, matters and issues of any kind or nature whatsoever, including both known and unknown claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, of any nature whatsoever, whether individual, class, direct, derivative, representative or otherwise, that have been, could have been or in the future could be asserted against the IEC at any time prior to the date of the execution of this Supplemental Agreement, including, but not limited to a release of any rights or claims he may have under:

i.	the Americans with Disabilities Act ("ADA"), which prohibits discrimination on the basis of disability;

ii.	the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment;

iii.	the Older Workers’ Benefit Protection Act;

iv.	Title VII of the Civil Rights Act of 1964, as amended, which prohibits retaliation and discrimination in employment based on race, color, national origin, religion or sex;

v.	the Family and Medical Leave Act;

vi.	the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended;

vii.	the New York Human Rights Law ("NYHRL");

viii.	the New York Executive Law;

ix.	the New York Labor Law;

x.	any other federal, state or local law or regulation prohibiting employment discrimination;

xi.	claims for wrongful discharge, whether based on claimed violations of statute or based on claims in contract or tort, common law or equity;

xii.	claims for failure to pay wages due or other moneys owed (including claims for unpaid vacation pay);

xiii.	claims of fraud, misrepresentation, defamation, interference with prospective economic advantage;

xiv.	claims of intentional or negligent infliction of emotional distress; and

xv.	claimed violations of any other federal, state, civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, or tort, or common law having any bearing whatsoever on the terms and conditions and/or cessation of employment with IEC, including but not limited to, any allegations for costs, fees or other expenses, including attorneys' fees, incurred in these matters which he ever had, now has, or may have as of the date of this release other than the right to enforce this Agreement.

Except as provided below, Executive, for himself and his agents, representatives, heirs, beneficiaries and assigns, promises never to file a suit, charge, complaint, demand, action, or otherwise assert any claims against the IEC or its directors, officers, employees, agents or representatives on any matter arising from his employment with IEC or separation therefrom, including, but not limited to, the claims referenced above, and Executive represents that no such claim or demand presently is pending, and that if any action does exist or is hereafter brought, that he expressly waives any claim to any form of relief or recovery and agrees to reimburse IEC for all payments provided hereunder, as well as the reasonable costs and attorneys’ fees incurred in defending such action.

Executive understands that nothing in this Supplemental Agreement shall be construed to prohibit him from participating in any investigation or proceedings of any federal or state agency including the Equal Employment Opportunity Commission ("EEOC") and/or from communicating with EEOC, but only to the extent such right is protected under the law, provided, however, to the extent any such proceeding has been or is brought, Executive expressly waives any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

9.	Company Property. On or before February 25, 2013, Executive will have returned to IEC’s director of human resources all electronic passes, credit cards, his Company computer and all other IEC property in the possession of Executive. Executive must insure all Company information is retained and preserved on the computer and that he returns all CDs or documents containing Company information. Executive may retain the phone / pda issued to him, and the Company will transfer the cell phone number for that phone to him on or after March 14, 2013, provided Executive executes necessary paperwork to assume responsibility for charges related to that number.

10.	Termination of Unvested Grants. Except as provided above in section 4 with respect to 5000 shares of the 2009 stock grant, all unvested stock options granted to Executive by their terms have been forfeited as of Executive’s termination of employment on February 12, 2013, and Executive shall have no rights to or with respect to any equity awards from the Company except for restricted stock fully vested prior to the date of this Supplemental Agreement.

11.	Cooperation. During the eighteen month non-competition and non-solicitation period provided for in the Agreement, Executive will reasonably cooperate with the IEC, acting through its Board and/or chief financial officer, to provide information relating to matters concerning which Executive was involved during his employment. IEC will reimburse Executive for all out-of-pocket expenses approved in advance and incurred by Executive in providing such cooperation promptly upon receiving appropriate documentation conforming to the IEC’s existing documentation requirements.

12.	Representations. Each party represents and warrants that this Supplemental Agreement has been duly authorized, executed and delivered by such party, and is a valid and binding obligation of such party, enforceable in accordance with its terms. Each of IEC and Executive represent that they have been represented by counsel in connection with this Supplemental Agreement and that it is the joint drafting product of both parties and should not be construed against either party as drafter.

13.	Notices. Any notice under this Agreement shall be given in writing delivered in person, by certified or registered letter with return receipt requested, or by nationally recognized overnight delivery service; and shall be deemed given when received by personal delivery and certified or registered letter or on the next business day when sent first business day overnight delivery, as set forth below or to such other person and/or address as may be directed by a party on notice given as provided herein:

If to the Company:

IEC Electronics Corp.

105 Norton Street

Newark, NY 14513

Attn. Chairman and Chief Executive Officer

with a copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, NY 14534

Attn. Beth Ela Wilkens

If to Executive:

Jeffery T. Schlarbaum

14 Cobble Creek Drive

Victor, New York 14564

with a copy to:

Paul Keneally, Esq.

Underberg & Kessler LLP

300 Bausch &Lomb Place

Rochester, New York 14604

14.	Severability. The provisions of this Supplemental Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Supplemental Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Supplemental Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

15.	Modifications. No modification, amendment or waiver of any of the provisions contained in this Supplemental Agreement, or any future representation, promise or condition in connection with the subject matter of this Supplemental Agreement, shall be binding upon any party hereto unless made in writing and signed by Executive or approved by the Board and signed by a duly authorized officer of IEC.

16.	Successors; Survival. This Supplemental Agreement shall inure to the benefit of and be enforceable by, and shall be binding upon, IEC and its successors and assigns, and shall inure to the benefit of and be enforceable by, and be binding upon, Executive’s heirs, distributes, executors, administrators, and personal or legal representatives. All covenants, agreements, representations and warranties made by IEC and Executive herein shall be considered to have been relied upon by the other party hereto in making this Supplemental Agreement.

17.	Jurisdiction. The parties agree that this Supplemental Agreement shall be governed and interpreted by the laws of the State of New York, without regard to conflict of laws doctrines. The parties irrevocably consent to jurisdiction and venue of any action or proceeding brought to enforce any rights, duties or obligations under this Agreement in the Supreme Court of the State of New York for the County of Monroe or in the United States District Court for the Western District in Rochester, New York.

18.	Counterparts. This Supplemental Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

19.	Consultation and Revocation Periods. Executive acknowledges that he has been advised to seek the advice of legal counsel in connection with his consideration of this Supplemental Agreement and the release of claims contained herein and that he has had the advice of counsel with respect to this Supplemental Agreement and release of claims. He further acknowledges that, in light of the releases and waivers set forth in this Supplemental Agreement, he has twenty-one (21) days to consider this Supplemental Agreement and release of claims and that he may use as much of such period as he chooses or waive any part of such twenty-one (21) day period. Executive, by his signature to this Supplemental Agreement prior to the expiration of such period, after consultation with counsel of his choosing concerning the terms of this Supplemental Agreement, waives the balance of such twenty-one (21) day period. This Supplemental Agreement and release of claims will become effective, enforceable and irrevocable upon the expiration of seven (7) calendar days following the date of Executive’s signature. If Executive determines to revoke this Supplemental Agreement, he will deliver a written notice of revocation to IEC as provided in Section 11, within seven (7) calendar days after he signs the Supplemental Agreement; provided that in the case of such revocation notice, it must be actually received by IEC prior to the close of business at the end of the seven (7) day revocation period. In the event that an effective revocation of this Supplemental Agreement is made by Executive, the provisions hereof shall be of no force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of February 25, 2013.

IEC ELECTRONICS CORP.

By: /s/ W. Barry Gilbert	/s/ Jeffrey T. Schlarbaum
W. Barry Gilbert	JEFFREY T. SCHLARBAUM
Chairman and Chief Executive Officer